Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

J & J SNACK FOODS

REPORTS SECOND QUARTER SALES

AND EARNINGS

Pennsauken, NJ, April 30, 2018 - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the second quarter ended March 31, 2018.

Sales increased 8% to $266.1 million from $246.5 million in last year’s second quarter. Net earnings increased 12% to $17.8 million in the current quarter from $16.0 million last year. Earnings per diluted share increased 12% to $.95 for the second quarter from $.85 last year. Operating income decreased 2% to $23.5 million in the current quarter from $24.1 million in the year ago quarter.

For the six months ended March 31, 2018, sales increased 13% to $531.3 million from $472.1 million in last year’s first half.  Net earnings increased 83% to $54.1 million in the six months from $29.5 million last year. Earnings per diluted share increased 83% to $2.88 from $1.57 last year. Operating income increased 3% to $44.8 million this year from $43.4 million last year.

Net earnings for the current year quarter benefited from a $1.9 million, or $0.10 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017.   Our effective tax rate in the quarter decreased to 28.7% from 35.4% last year.

Net earnings for the current year six months benefited from a $20.9 million, or $1.11 per diluted share, gain on the re-measurement of deferred tax liabilities and a $3.9 million, or $0.21 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017. Net earnings were impacted by a $1.2 million, or $.06 per diluted share, provision for the one-time repatriation tax required under the new tax law. Excluding the deferred tax gain and the one-time repatriation tax, our effective tax rate decreased to 28.6% from 34.8% in the prior year six months reflecting the reduction in the federal statutory rate to 21% from 35% for the last three quarters of fiscal 2018. The gain on the re-measurement of deferred tax liabilities and the one-time repatriation tax are preliminary estimates.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “While we are pleased with our overall sales increase, we remain focused on improving our margins, particularly in our food service business.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several bakery brands within COUNTRY HOME BAKERS and HILL & VALLEY. For more information, please visit http://www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	March 31,	March 25,	March 31,	March 25,
	2018	2017	2018	2017

Net Sales	$266,101	$246,513	$531,311	$472,083

Cost of goods sold	188,823	173,696	380,754	333,371
Gross Profit	77,278	72,817	150,557	138,712

Operating expenses
Marketing	22,507	21,529	44,083	41,864
Distribution	22,417	18,508	43,576	36,672
Administrative	9,004	8,718	18,360	16,816
Other general income	(191)	(49)	(231)	(78)
Total Operating Expenses	53,737	48,706	105,788	95,274

Operating Income	23,541	24,111	44,769	43,438

Other income (expense)
Investment income	1,493	1,175	2,982	2,402
Interest expense & other	(33)	(545)	476	(571)

Earnings before income taxes	25,001	24,741	48,227	45,269

Income taxes	7,168	8,754	(5,855)	15,742

NET EARNINGS	$17,833	$15,987	$54,082	$29,527

Earnings per diluted share	$0.95	$0.85	$2.88	$1.57

Weighted average number of diluted shares	18,803	18,821	18,790	18,804

Earnings per basic share	$0.95	$0.85	$2.90	$1.58

Weighted average number of basic shares	18,685	18,711	18,675	18,698

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31,	September 30,
	2018	2017
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$75,205	$90,962
Marketable securities held to maturity	50,571	59,113
Accounts receivable, net	126,245	124,553
Inventories	116,086	103,268
Prepaid expenses and other	6,493	3,936
Total current assets	374,600	381,832

Property, plant and equipment, at cost
Land	2,494	2,482
Buildings	26,582	26,741
Plant machinery and equipment	268,304	257,172
Marketing equipment	281,799	278,860
Transportation equipment	8,729	8,449
Office equipment	26,009	25,302
Improvements	38,236	38,003
Construction in progress	17,445	16,880
Total Property, plant and equipment, at cost	669,598	653,889
Less accumulated depreciation and amortization	438,037	426,308
Property, plant and equipment, net	231,561	227,581

Other assets
Goodwill	102,511	102,511
Other intangible assets, net	59,522	61,272
Marketable securities held to maturity	86,668	60,908
Marketable securities available for sale	29,915	30,260
Other	2,772	2,864
Total other assets	281,388	257,815
Total Assets	$887,549	$867,228

Liabilities and Stockholders' Equity
Current Liabilities
Current obligations under capital leases	$347	$340
Accounts payable	72,653	72,729
Accrued insurance liability	12,590	10,558
Accrued liabilities	6,263	7,753
Accrued compensation expense	14,767	19,826
Dividends payable	8,413	7,838
Total current liabilities	115,033	119,044

Long-term obligations under capital leases	911	904
Deferred income taxes	47,347	62,705
Other long-term liabilities	2,076	2,253

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,697,000 and 18,663,000 respectively	22,256	17,382
Accumulated other comprehensive loss	(11,158)	(8,875)
Retained Earnings	711,084	673,815
Total stockholders' equity	722,182	682,322
Total Liabilities and Stockholders' Equity	$887,549	$867,228

J & J SNACK FOODS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)         (in thousands)

	Six Months Ended

	March 31,	March 25,
	2018	2017
Operating activities:
Net earnings	$54,082	$29,527
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	21,360	18,431
Amortization of intangibles and deferred costs	1,779	2,279
Share-based compensation	1,914	1,429
Deferred income taxes	(15,360)	(323)
Gain on redemption and sales of marketable securities	(3)	-
Other	(150)	498
Changes in assets and liabilities net of effects from purchase of companies
Increase in accounts receivable	(1,821)	(7,940)
Increase in inventories	(12,789)	(10,866)
(Increase) decrease in prepaid expenses	(2,560)	9,464
Decrease in accounts payable and accrued liabilities	(4,555)	(1,737)
Net cash provided by operating activities	41,897	40,762
Investing activities:
Purchases of companies, net of cash acquired and debt assumed	-	(31,111)
Purchases of property, plant and equipment	(26,281)	(32,983)
Purchases of marketable securities	(47,172)	(23,726)
Proceeds from redemption and sales of marketable securities	29,453	5,104
Proceeds from disposal of property and equipment	1,492	964
Other	86	(163)
Net cash used in investing activities	(42,422)	(81,915)
Financing activities:
Payments to repurchase common stock	-	(1,682)
Proceeds from issuance of stock	2,960	3,218
Payments on capitalized lease obligations	(188)	(182)
Payment of cash dividend	(16,239)	(15,133)
Net cash used in financing activities	(13,467)	(13,779)
Effect of exchange rate on cash and cash equivalents	(1,765)	555
Net decrease in cash and cash equivalents	(15,757)	(54,377)
Cash and cash equivalents at beginning of period	90,962	140,652
Cash and cash equivalents at end of period	$75,205	$86,275

	Three months ended		Six months ended
	March 31,	March 25,	March 31,	March 25,
	2018	2017	2018	2017
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$48,748	$42,993	$97,769	$84,487
Frozen juices and ices	9,439	9,693	16,623	17,172
Churros	15,272	14,719	29,864	29,157
Handhelds	9,331	8,102	20,693	15,581
Bakery	90,813	83,804	185,746	159,083
Other	5,862	4,767	11,034	8,895
Total Food Service	$179,465	$164,078	$361,729	$314,375

Retail Supermarket
Soft pretzels	$10,081	$9,186	$20,593	$18,130
Frozen juices and ices	15,438	13,191	25,165	23,042
Handhelds	2,763	3,376	5,789	6,826
Coupon redemption	(618)	(895)	(1,369)	(2,154)
Other	420	754	982	1,387
Total Retail Supermarket	$28,084	$25,612	$51,160	$47,231

Frozen Beverages
Beverages	$34,286	$31,822	$68,589	$60,098
Repair and maintenance service	19,308	17,687	38,312	35,778
Machines sales	4,695	7,012	11,008	14,051
Other	263	302	513	550
Total Frozen Beverages	$58,552	$56,823	$118,422	$110,477

Consolidated Sales	$266,101	$246,513	$531,311	$472,083

Depreciation and Amortization:
Food Service	$6,041	$6,395	$13,139	$12,127
Retail Supermarket	358	360	648	638
Frozen Beverages	4,754	4,044	9,352	7,945
Total Depreciation and Amortization	$11,153	$10,799	$23,139	$20,710

Operating Income :
Food Service	$18,535	$19,636	$34,435	$36,690
Retail Supermarket	2,534	2,454	5,092	3,500
Frozen Beverages	2,472	2,021	5,242	3,248
Total Operating Income	$23,541	$24,111	$44,769	$43,438

Capital Expenditures:
Food Service	$6,259	$12,026	$15,700	$18,613
Retail Supermarket	103	131	103	213
Frozen Beverages	5,296	9,427	10,478	14,157
Total Capital Expenditures	$11,658	$21,584	$26,281	$32,983

Assets:
Food Service	$652,850	$616,971	$652,850	$616,971
Retail Supermarket	23,783	23,502	23,783	23,502
Frozen Beverages	210,916	184,564	210,916	184,564
Total Assets	$887,549	$825,037	$887,549	$825,037

Results of Operations

Net sales increased $19,588,000 or 8% to $266,101,000 for the three months and $59,228,000 or 13% to $531,111,000 for the six months ended March 31, 2018 compared to the three and six months ended March 25, 2017. Excluding first twelve months’ sales from Hill & Valley, Inc., acquired in January 2017, an ICEE distributor located in the Southeast acquired in June 2017 and Labriola Bakery which was acquired in August 2017, sales for the three months increased $15,492,000, or 6% from last year and sales for the six months increased $32,036,000, or 7% from last year.

FOOD SERVICE

Sales to food service customers increased $15,387,000 or 9% in the second quarter to $179,465,000 and increased $47,354,000 or 15% for the six months. Excluding sales of Hill & Valley and Labriola, sales increased $11,996,000 or 7% for the second quarter and $21,565,000 or 7% for the six months. Soft pretzel sales to the food service market increased 13% to $48,748,000 in the three months and 16% to $97,769,000 in the six months and about 8% and 9% in the three and six months without Labriola sales. In addition to Labriola sales, soft pretzel sales increased significantly due to increased distribution to restaurant chains and movie theatres and we had strong sales of our recently introduced BRAUHAUS pretzels.

Frozen juices and ices sales decreased 3% to $9,439,000 in the three months and decreased 3% to $16,623,000 in the six months, with sales increases and decreases across our customer base.

Churro sales to food service customers were up 4% in the second quarter to $15,272,000 and up 2% to $29,864,000 in the six months, with sales increases and decreases across our customer base. Sales of a limited time only churro sold for distribution into independent fast food restaurant chains were down approximately $800,000 in both periods compared to a year ago.

Sales of bakery products increased $7,009,000 or 8% in the second quarter to $90,813,000 and increased $26,663,000 or 17% for the six months. Excluding sales of Hill & Valley, bakery sales were up 7% for the quarter and 4% for the year primarily due to increased sales to three customers.

Sales of handhelds increased $1,229,000 or 15% in the second quarter and $5,112,000 or 33% for the six months with the increase in both periods coming primarily from sales to four customers. Sales of funnel cake increased $1,136,000 or 26% in the quarter to $5,547,000 and $2,047,000 or 25% for the six months to $10,341,000 as we continue to increase sales to school food service.

Sales of new products in the first twelve months since their introduction were approximately $5 million in this quarter and $13 million in the six months. Price increases accounted for approximately $1.7 million of sales in the quarter and $2.8 million of sales in the six months and net volume increases, including new product sales as defined above and Hill & Valley and Labriola sales, accounted for approximately $14 million of sales in the quarter and $45 million of sales in the six months.

Operating income in our Food Service segment decreased from $19,636,000 to $18,535,000 in the second quarter and decreased from $36,690,000 to $34,435,000 in the six months. Our second quarter was impacted by approximately $2 million of higher distribution expenses primarily due to higher fuel costs and the recent implementation of the electronic logging device mandate. Additionally, lower sales of our MARY B’s biscuits and related costs due to our recall in early January impacted our operating income by approximately $500,000 in the second quarter. Hill & Valley contributed improved operating income of $338,000 in the second quarter and $1,722,000 in the six months. For the second quarter and six months, operating income in the balance of our food service business was impacted by generally higher costs for payroll and insurance, added personnel in the selling function, product mix changes and significantly lower volume concentrated in specific facilities and higher ingredients costs. Operating income in the first quarter was impacted by inefficiencies at our recently acquired Labriola production facility (compounded by the integration of products previously manufactured at other facilities) and shutdown costs of our Chambersburg facility; both of which are behind us and had little impact in the second quarter.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $2,472,000 or 10% to $28,084,000 in the second quarter and increased $3,929,000 or 8% in the six months. Soft pretzel sales for the second quarter were up 10% to $10,081,000 and up 14% to $20,593,000 for the six months primarily due to sales of AUNTIE ANNE’S soft pretzels under a license agreement entered into in 2017. Sales of frozen juices and ices increased $2,247,000 or 17% to $15,438,000 in the second quarter and were up $2,123,000 or 9% to $25,165,000 for the six months primarily due to sales of SOUR PATCH frozen novelties under a new license agreement. Handheld sales to retail supermarket customers decreased 18% to $2,763,000 in the second quarter and decreased 15% to $5,789,000 for the six months as the sales of this product line in retail supermarkets continues their long term decline.

Sales of new products in the second quarter were approximately $2 million and were $3 million for the six months. Price increases had no impact on sales in the quarter and six months and net volume increases, including new product sales as defined above accounted for $2.5 million of sales in the quarter and $3.9 million of sales in the six months.

Operating income in our Retail Supermarkets segment was $2,534,000 in this year’s second quarter compared to $2,454,000 in last year’s quarter and increased to $5,092,000 in this year’s six months compared to $3,500,000 in last year’s six months. Lower coupon expense of $785,000 and lower media spending of $728,000 along with the increase in soft pretzel sales and the increase in frozen juices and ices sales were the major reasons for the increase in operating income in the six months.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 3% to $58,552,000 in the second quarter and increased 7% to $118,422,000 in the six month period. Excluding sales of the acquired ICEE distributor, frozen beverages and related product sales were up about 2% for the second quarter and 6% for the six month period. Beverage sales alone were up 8% to $34,286,000 in the second quarter and up 14% to $68,589,000 for the six months. Without the acquired ICEE distributor, beverage sales alone were up about 6% for the quarter and 12% for the six months. Gallon sales were up 2% for the second quarter and 8% for the six months with higher sales to movie theatres and across our customer base. Service revenue increased 9% to $19,308,000 in the second quarter and 7% to $38,312,000 for the six months with sales increases concentrated to several customers.

Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, were $4,695,00, a decrease of 33% for the quarter and $11,008,000, a decrease of 22% for the six month period.

Operating income in our Frozen Beverage segment increased to $2,472,000 in this quarter and to $5,242,000 for the six months compared to $2,021,000 and $3,248,000 in last years’ quarter and six months, respectively, as a result of higher beverage sales and service revenue.

CONSOLIDATED

Gross profit as a percentage of sales was 29.04% in the second quarter and 29.54% last year.  Gross profit as a percentage of sales was 28.34% in the six month period this year and 29.38% last year.  For the six months, the decrease was caused by higher costs for payroll and insurance, inefficiencies in our recently acquired Labriola production facility (compounded by the integration of products previously manufactured at other facilities), product mix changes, significantly lower volume concentrated in specific facilities, shutdown costs of our Chambersburg, PA production facility and higher ingredients costs. The inefficiencies at Labriola and shutdown costs of our Chambersburg facility are behind us and had little impact in our second quarter.

Total operating expenses increased $5,031,000 in the second quarter and as a percentage of sales increased to 20.2% from 19.8% last year. For the first half, operating expenses increased $10,514,000, and as a percentage of sales decreased from 20.2% to 19.9%. Marketing expenses decreased to 8.5% of sales in this year’s quarter from 8.7% last year and were 8.3% in this year’s six months compared to 8.9% of sales in last year’s six months primarily because of lower media spending in our retail supermarket business and lower marketing expenses of the acquired Hill & Valley and Labriola businesses. Distribution expenses were 8.4% of sales in the second quarter and 7.5% of sales in last year’s quarter and were 8.2% in this year’s six months compared to 7.8% of sales in last year’s six months. Distribution expenses have increased due to higher fuel costs and the recent implementation of the electronic logging device mandate. We expect distribution expenses to remain higher for at least the remainder of our 2018 fiscal year. Administrative expenses were 3.4% of sales in the second quarter compared to 3.5% of sales last year in the second quarter and were 3.5% in this year’s six months compared to 3.6% of sales in last year’s six months.

Operating income decreased $570,000 or 2% to $23,541,000 in the second quarter and increased $1,331,000 or 3% to $44,769,000 in the first half as a result of the aforementioned items.

Investment income increased by $318,000 and $580,000 in the second quarter and six months, respectively, resulting from higher amounts invested and higher interest rates.

Other income for this year’s six months includes a $520,000 gain on a sale of property; other expense in last year’s quarter and six months includes $514,000 of acquisition costs for the Hill & Valley purchase.

Net earnings increased $1,846,000, or 12%, in the current three month period to $17,833,000 and were $54,082,000 for the six month period this year compared to $29,527,000 for the six month period last year.

Net earnings for the six months ended March 31, 2018 benefited from a $20.9 million, or $1.11 per diluted share, gain on the remeasurement of deferred tax liabilities and a $3.9 million, or $0.21 per diluted share, reduction in income taxes related primarily to the lower corporate tax rate enacted under the Tax Cuts and Jobs Act in December 2017. Net earnings for the six months were impacted by a $1.2 million, or $.06 per diluted share, provision for the one time repatriation tax required under the new tax law. For the three months ended March 31, 2018, net earnings benefited by a $1.9 million, or $.10 per diluted share, reduction in income taxes primarily related to the lower corporate tax rate. Excluding the deferred tax gain and the one-time repatriation tax, our effective tax rate decreased to 28.7% from 35.4% in the prior year quarter and to 28.6% from 34.8% in prior year six months reflecting the reduction in the federal statutory rate to 21% from 35% on January 1, 2018. Last year’s six month’s effective tax rate benefitted from an unusually high tax benefit on share based compensation of $1,309,000 which compares to this year’s six month’s tax benefit of $482,000. We are presently estimating an effective tax rate of 28-29% for the last two quarters of our fiscal year 2018 and 26-27% for our fiscal year 2019.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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